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Exhibit 14.1

The Invitrogen Protocol – Our Guide to Integrity

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Invitrogen’s Guide To Integrity

About this Guide. At Invitrogen we are committed to conducting our business with the highest integrity. This booklet is a resource to help you understand how that commitment relates to your daily work life and to help you understand important legal and regulatory requirements. This Guide includes a letter from the Company’s President, a copy of our Quest, a section describing how report concerns, the Invitrogen Protocol (which is our code of conduct), and materials relating to implementation of The Protocol.

Does it Apply to Me? This Guide applies to all directors, officers, and employees of Invitrogen Corporation and its subsidiaries around the world. We also require consultants, agents, and distributors to follow the policies that are applicable to their representation of the Company.

What if I Live Outside the U.S.? Because Invitrogen Corporation is organized and headquartered in the United States, most sections of this Guide focus predominantly on U.S. law. This law creates certain obligations that Invitrogen must follow in conducting international business. There are also many similarities in the laws of different countries, so that the requirements in this Guide, while focusing primarily on U.S. law, have applicability in other jurisdictions. These issues are discussed in further detail in the Section titled “Transacting International Business,” below.

How Should I Use It? Employees should read the President’s letter to understand the commitment to integrity at the highest levels of the Company. Be sure you are aware of how to report violations by reviewing the section titled “Protocol for Reporting Concerns.” Review the Commitment to Integrity in The Protocol, which is a general statement of the Company’s position on this regard. Then read the individual sections of The Protocol. For your convenience, each of these sections has been divided into a Summary, Basic Principles, and Practical Examples. Each section also includes a cross reference to additional reference materials that are available on the company’s intranet.

Then make The Protocol part of your work life. Keep it fresh in your mind. Talk to your manager and colleagues to understand how it applies specifically to your job.

What if I Have a Question? We welcome questions about The Protocol. If you have a question, you can check out Protocol FAQs on the Legal Department’s Compliance section of the intranet to see if the question has already been raised and, if not, to post your own question. You should also feel free to contact your site HR manager, the Legal Department, your site ombudsperson, or the confidential Helpline with your questions.

What if I Learn of a Violation? If you become aware of a violation or otherwise would like to raise a concern, you should report it through one of the methods described in the section of this Guide titled “Protocol for Reporting Concerns.”

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Important: The materials in this Guide and the policies and procedures referenced in this Guide do not constitute an express or implied contract between Invitrogen and any individual or entity. This Guide does not alter the employment relationship of any Invitrogen employee, whether such relationship is at will or contractual.

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Table of Contents

President’s Letter	3

Our Quest	5

Protocol for Reporting Concerns	7

The Invitrogen Protocol	11

Commitment to Integrity	12

Integrity in the Workplace	13

Competition Laws	16

Records and Data Integrity	19

Insider Trading	21

Conflicts of Interest	24

Communications	26

Transacting International Business	28

Environmental Stewardship and Workplace Safety	32

Working with Governments	34

Implementation	37

Index	41

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Our Commitment to Integrity

Invitrogen operates on the forefront of the science of life. Our Quest is to accelerate the understanding of life so that we can improve the human condition. Because this task is so great and affects so many people, our actions must always be held to the highest standard. This is why we created The Protocol, our commitment to perform with the highest integrity.

The Protocol is a set of standards and policies to guide our behaviors and actions as we do our work. It helps us to stay true to our core value of integrity, to act responsibly and ethically, and to be an organization that does the right thing. I ask each of you to commit yourselves to The Protocol. I truly believe that if we set the standard for proper business behavior, it will be good for our company, for you and your families personally, and for all those who will benefit from our innovations and breakthroughs.

We can be great by being good.

We designed The Protocol to alert you to ethical, legal, and regulatory issues you might encounter while conducting Invitrogen’s business. I do not expect you to become a legal expert, but I do expect you to read The Protocol and understand the basics of the laws and regulations that apply to your role in our organization. By doing so, you can feel confident that you are acting ethically and with unyielding integrity in all that you do.

Our market is exceedingly competitive and dynamic. Sometimes, we may feel pressure to “make the quarter” or “do whatever it takes to win.” However, you must never lose sight of Invitrogen’s core value of integrity. Your colleagues, our customers, and all of Invitrogen’s stakeholders are depending on you every day to do the right thing. If you have questions, believe you have seen or been asked to engage in unethical behavior, or just want more information, please contact:

•	Your supervisor, site HR leader or site ombudsperson
•	The General Counsel
•	The Company’s Helpline

>	United States: 1-800-932-5378; International Collect: 704-552-1236
>	Email: helpline@invitrogen.com

We are all fortunate to work for a company that is shaping the future of science. It is now up to you to help us prove to the world that we are a company with strong ethics and unyielding integrity – so that we can become responsible stewards in the global life science community. Join me in committing to The Protocol. Together, we will achieve our Quest.

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Gregory T. Lucier

President and Chief Executive Officer

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Our Quest

To discover how life works in the greatest scientific endeavor of our era, holding promise of fundamental improvement in the human condition. Our Quest is to accelerate this search through innovations in science and technologies that expand biological understanding. Success requires passion, intellectual curiosity and a sense of urgency. We will strive for excellence and act with unyielding integrity in everything we do so that we can serve as responsible stewards in the global life science community.

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Protocol for Reporting Concerns

Why It’s Important

It is critical that each employee, officer, or director speak up when you become aware of potential violations of The Protocol or applicable law. This can be difficult to do, and in some circumstances you may even feel that it is not ethical to do if a friend or colleague is involved. If you feel that way, it is very important you understand the enormous harm that can come to the Company, your coworkers, and yourself if you fail to report potential violations. People can be injured, the environment can be damaged, the Company can incur large fines, and people can go to jail as a result of a failure to speak up at the proper time. Compliance problems can also result in a loss of confidence in the Company by the financial markets, our customers, and our local communities.

An Ounce of Prevention

In many cases compliance issues can be handled easily in the early stages. So be vigilant, report your concerns, and help us keep minor issues from evolving into more serious problems. Help Invitrogen and everyone associated with it maintain a strong reputation for integrity and compliance.

Who to Contact

If you have questions, or if you suspect any activity or conduct to be in violation of the law or Invitrogen policy, you should report the circumstances to any one of:

•	Your supervisor
•	A site HR representative
•	The site Ombudsperson
•	The Invitrogen Helpline
•	The General Counsel or Compliance Officer

The Invitrogen Helpline

The Helpline offers two ways to make reports or get information. First, you can e-mail your question to helpline@invitrogen.com (Because of the e-mail return address, this is obviously not an anonymous report.) We also offer an anonymous phone service you can call to ask questions or report potential compliance issues. You can call the telephonic Helpline from the United States or Canada by dialing 1-800-932-5378 (a toll-free number) and from anywhere else in the world by placing a collect call to 704-552-1236.

What Happens When You Raise a Concern?

If you report a potential violation of The Protocol, the Company will assign employees or external advisers to conduct an appropriate investigation, gather necessary information, make decisions to resolve the immediate issue, look for systemic improvements that can be made, and provide feedback to you about the results of the process.

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No Retaliation

The Company will not retaliate against any employee for reporting a potential Protocol violation. If you become aware of any form of retaliation, or threats of retaliation for raising such a concern, contact the General Counsel immediately.

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The Invitrogen Protocol

Commitment to Integrity

At Invitrogen we strive to create an atmosphere that supports the highest standards of ethics and integrity. We seek honesty in all that we do and make decisions empirically, without bias.

We are committed to compliance with all applicable laws and regulations wherever we operate throughout the world.

We value cultural differences and believe that all employees are entitled to fair employment practices. We seek to operate with mutual respect and trust, and without conflicts of interest.

We aggressively seek to protect the environment and promote the health and safety of our employees, our customers, and citizens in the communities in which we operate.

We have a passion for improvement that infuses our compliance programs as well as the rest of our business.

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Integrity in the Workplace

Summary

We value the vibrant employment environment that comes from having a diverse employee population, making employment decisions based on merit, and promoting the equal opportunity and fair treatment of all individuals. We expect our employees to follow a simple standard: all employees and others whom we encounter in the workplace must be treated fairly and with respect. Our policy prohibits all forms of illegal harassment, discrimination, retaliation, or intimidation, and employees are required to follow applicable state and federal labor and employment laws wherever they live.

Basic Principles

•  Abide by all applicable state and federal laws and regulations relating to employment matters.

•  Make all employment decisions on the basis of merit and/or other legitimate factors.

•  Do not make hiring, promotion, termination, and other employment decisions on the basis of race, religion, national origin, sex, sexual orientation, age, disability, veteran status or any other characteristic protected by applicable law.

•  Keep the work environment free from any type of illegal harassment, including but not limited to racial, sexual, and religious harassment.

•  If you think you are the subject of prohibited harassment, report it immediately.

•  Maintain the privacy of all employees, as required by law.

Practical Examples

The Issue. Juan needs to recruit someone to work in his department on a special project that will require a lot of overtime work. He is a traditional family man, with strong family values. He receives resumes from external candidates and from current employees, one of whom is a middle-aged mother who works in a nearby department of the Company. Juan has had numerous interactions with the woman over the years and believes that it would be in the best interests of her family if she were able to spend more time at home with her children. In discussing the candidates’ resumes with the Company’s recruiters, he tells them to drop her from consideration. “She’d be crazy to take this job with all of her family commitments,” he says. “What we need is a young, aggressive guy just out of school, with no children or commitments to hold him down.”

The Protocol. Juan may have violated The Protocol by considering age and/or sex as a factor when making a hiring decision.

The Issue. Susan is attracted to Ian, a new employee in the department she manages. She asks him to go out with her several times, but he declines. At performance evaluation time she puts a blank performance review in front of him, leans over him seductively, and says that if he wants a loving review, he needs to “show her some love.”

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The Protocol. Susan may have violated The Protocol’s prohibition on sexual harassment, and Ian has an obligation to report Susan’s actions to HR, the Company’s ombudsperson, or the General Counsel.

The Issue. A clerk in the HR department has a friend in the Sales Department who wants to meet one of the women in the Finance Department. He can never seem to meet her at work, so he asks his HR friend for the woman’s phone number so he can call her at home.

The Protocol. The clerk should refuse to divulge the number without the woman’s consent. It is her private information, and the sales rep does not have a legitimate business reason to receive it.

Additional Reference Materials

Unlawful Harassment and Discrimination Policy

Equal Employment Opportunity Policy/Affirmative Action Plan

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Competition Laws

Summary

Our policy is to conduct business in strict compliance with all applicable competition laws. (In the U.S. these are called “antitrust” laws.) Competition laws are intended to promote the free enterprise system by eliminating artificial restraints on competition and generally prohibiting restraints of trade and other unfair methods of competition.

The competition laws are complex. Many of the general principles in this field are subject to intricate qualifications that depend on the facts of each case. It is important, therefore, that you are able to recognize potential competition law problems and bring them to the attention of the Company’s General Counsel. No Invitrogen employee will be disciplined for reporting a competition law concern. A knowing violation of these laws, however, will be grounds for appropriate disciplinary action, including dismissal.

Basic Principles

• Don’t communicate (in person, by phone, e-mail, writing, etc.) with any competitor about any matter involving bids, pricing, costs, allowances, advertising, merchandising, strategy or plans, credit terms, supply or marketing plans; in short, how we go to market.

• Don’t agree verbally or in writing with any competitors on any of these matters.

• Don’t agree to “boycott” or refuse to do business with any supplier or customer.

• All product prices must be determined unilaterally, independent of our competitors.

• Be careful about any meetings at which competitors are present, including benchmarking sessions, seminars, and trade association/industry meetings or “share groups.”

• Review agenda for those types of meetings in advance with the Legal Department.

• If the wrong topic comes up (see first three bullet points above), either change the subject or leave the discussion immediately.

• Check with the Legal Department before terminating a distributor or customer, or refusing to deal with a distributor or customer.

• Don’t enter into any agreements to fix the resale price of products with a distributor or other customer.

• Check with the Legal Department before agreeing to any exclusive arrangement for sale or distribution. Some exclusivity arrangements may be illegal under the competition laws.

• Don’t offer different prices or discounts to competing customers in the same general time frame. Exceptions for meeting the terms offered by our competitors must satisfy certain requirements and be documented in a manner approved by the Legal Department. Call the Legal Department if you are not sure whether the situation is a meeting competition situation.

• Don’t offer or sell any of our products or services on the condition that the purchaser buy one of our other products or services.

• Allowances or payments for promotional or merchandising programs must be offered to competing customers on “proportionately equal terms.”

• Don’t deal with any broker where any part of the brokerage is passed back to the customer.

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• Don’t cover up any wrongdoing; if you become aware of any violation report it promptly to the General Counsel.

Drafting Tips. It is important to consider competition law carefully in drafting memoranda and other written documents. Invitrogen can be severely handicapped in a lawsuit or a government investigation when lawful conduct is mischaracterized by the misleading or thoughtless use of words that do not fairly express the Company’s position or accurately describe the facts. You can’t change the facts – but you can minimize the chance of unnecessary problems, especially by being careful in the language that you use. Specific guidance in this regard is provided in Invitrogen’s Guide to Compliance with Competition Laws.

Practical Examples

The Issue. A Product Manager attends a trade show and runs into an old friend and colleague who works for a competitor. They talk, renew the friendship, and agree to meet after the show and have a drink. That evening at the bar, the old friend suggests to the Product Manager that both companies could make more money in this product line if they would stop undercutting each other on price at the big customer accounts. How should the Product Manager respond?

The Protocol. Entering into a pricing agreement with a competitor is a violation of the competition laws that can result in civil fines and even criminal liability. The Product Manager should inform his friend that he can’t discuss pricing issues with him. If the friend persists, he should get up and leave. Sometimes, even the appearance that an agreement on pricing has been reached can have adverse effects. Therefore, because this meeting occurred and the topic of pricing came up, the Product Manager should report the incident to the General Counsel and document the response he gave to his friend. Then, he should make sure that the Company does not take any pricing action that results from this discussion.

The Issue. A Vice President of Sales receives a call from a competitor that has recently begun marketing a new product in Europe that competes with one of our products. He suggests that we must be incurring substantial costs to market our product in Europe and notes that he would be spending a lot on advertising in the U.S. in the near future. It surely would be nice, he says if we could both save some money by keeping our focus on our home countries. After the call the Vice President makes some calculations and realizes he could be more profitable by staying in the U.S. and eliminating his European sales campaign – if he could count on having the competitor out of the U.S. market. What should he do?

The Protocol. First, he should not have stayed on the phone when the competitor hinted at a geographic market allocation. Second, he should report the conversation to the General Counsel and refrain from taking any action in support of the competitor’s suggestions.

The Issue. We are the market leader in “Blue” products due to our products’ technical superiority. Blue products work well with our “Red” products, but also work well with

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products sold by competitors. Our sales of Red products are lagging. Your boss, the Vice President of Marketing, has asked you to come up with a blockbuster campaign to boost the sales of Red products. You determine that we could dramatically boost Red product sales if we were to start selling our Blue products only in kits that include Red products. Any problems with that?

The Protocol. Selling one product or service on the condition that the buyer purchase a separate product or service can constitute an illegal tying arrangement, which is sometimes called a “tie-in.” The competition laws prohibit many tying arrangements because they can force consumers to buy an unwanted product or service. Tying law can be confusing; you should consult the General Counsel before continuing to develop this marketing plan.

Additional Reference Materials

Guide to Compliance with Competition Laws

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Records and Data Integrity

Summary

One of our most important obligations is that we keep accurate and complete books and records that comply with all applicable laws and that are not misleading to the Company’s auditors. It is also critically important that employees safeguard the confidential or proprietary information of Invitrogen and not misuse such information owned by other parties.

Basic Principles

•  Financial Records

Invitrogen must maintain accurate and complete financial books and records. All of Invitrogen’s transactions must be completely and accurately recorded on Invitrogen’s books and records in accordance with generally accepted accounting principles and in a manner that facilitates proper audit and control. Employees must not make any false or deceptive entries in the financial records or statements to the Company’s auditors. Invitrogen’s funds must be maintained in bank accounts in the name of Invitrogen or the appropriate subsidiary, and no secret or unrecorded cash funds or other assets will be established or maintained for any purpose.

•  Government Contracts Records

Our government contracts typically contain separate and substantial record keeping and retention requirements, and often require such records to be current, complete, and accurate. The liabilities for failing to keep such records or do so properly can be substantial and can include civil or criminal penalties. Our policy is to comply rigorously with such requirements.

•  Invitrogen’s Proprietary Information

Invitrogen’s confidential information should not be disclosed to third parties or used by employees for their personal benefit, used to further the interests of third parties, or in any way other than for the best interests of Invitrogen. All manuals, reports, records and other documents generated by or for the Company, other than those made generally available for public distribution, are the property of Invitrogen and are to be used solely for its business.

•  Proprietary Information of Others

Employees must not use proprietary information of customers, suppliers or former employers without proper approval. Proprietary information includes trade secrets and copyrighted materials and can be embodied in all types of financial, business, scientific, technical, economic or engineering information that has economic value and is treated by its owner as proprietary.

Employees must use due care not to engage in any action that could be construed as theft or attempted theft of the trade secrets of another person. This includes taking trade secret information without authorization from the owner, receiving trade secret information that has been obtained by someone else without the owner’s consent, and engaging a third party to obtain such information.

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All new employees must notify the HR and Legal Departments if they are subject to any contractual limitations on the scope of their work for Invitrogen (for example, limitations based on confidentiality agreements with former employers) and if they have trade secrets of former employers that relate to their work for Invitrogen. New employees must not bring into Invitrogen confidential documents of their former employers or otherwise divulge trade secrets of their former employers without proper authorization from the owner.

Practical Examples

The Issue. The distribution department has been under considerable pressure to ship as much product as possible by the end of the calendar quarter. It arranges for several large shipments from the warehouse on the last day of the quarter, but due to problems with the carrier, the shipments go out the next day. The financial controller for the site, knowing that the site will not “make its number” for the quarter without these shipments, decides to treat them as having been shipped on the last day of the quarter, because this was the Company’s intent and it did everything it was supposed to do to get the shipments out. Is this a violation of The Protocol?

The Protocol. Yes, absolutely. Companies frequently work hard at the end of a quarter to maximize their performance, but that is never justification for falsifying the accounting records of the Company.

The Issue. A scientist in Research & Development is working on a confidential project that Invitrogen hopes to develop into new products within the next six months. The scientist is asked to evaluate the technology of a small biotech company that Invitrogen is considering as an acquisition candidate. The scientist receives information regarding the small biotech company’s technology that is marked “Confidential—Trade Secret,” and is asked to use the information only to evaluate the technology. In reviewing the information, the scientist thinks it would be very useful to the confidential, time sensitive project on which he is working. However, because it is marked “Confidential—Trade Secret,” he decides that he should not incorporate the information into his research. That evening, his wife asks about his day, and he tells her what happened, and how the trade secret information would have benefited his research.

The Protocol. The scientist correctly applied The Protocol in his decision not to use the trade secret information in his research. However, the scientist should not have told his wife about the trade secret information of another company, and should not have discussed the nature of his confidential project.

The Issue. Angela is a new employee who had worked as a research scientist at a competing company. She joins Invitrogen’s Business Development Department and is asked to draft a strategic plan to acquire companies that own technology in the field of

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her former research. She knows that her former employer was developing a promising technology that has not yet been publicly announced and is not reflected in its market valuation. She is very excited about this technology and is inclined to include it in her report. She tells you, her supervisor, about the technology and asks whether she should include it in the report. What is your response?

The Protocol. New employees must report to HR and Legal if they have confidential information about a former employer. If Angela had done so in this case both she and you would have been instructed that she could not work on projects that would require her to divulge this information. So there was apparently a violation of The Protocol when she first joined the Company. In addition, when she told you about the other company’s technology she violated The Protocol again, assuming that she divulged confidential information in this conversation. As her supervisor, you should have stopped the conversation at the first hint that it could result in such disclosure. You and Angela must now report the situation and work with the Legal Department to take appropriate corrective action.

Additional Reference Materials

Employee Complaint Procedures for Accounting and Auditing Matters

Government Contracts Compliance Manual

Intellectual Property Policy

Policy Regarding Proprietary Information of Others

Travel Policy

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Insider Trading

Summary

Employees must never buy or sell securities on the basis of material nonpublic information. Insider trading law is complex, and the penalties can be severe. You legitimately may be unsure how the law applies in a given instance. If you have the slightest doubt about whether information you possess is material non-public information don’t trade in Invitrogen’s stock until you get approval from Invitrogen’s General Counsel.

Basic Principles

• If you have material nonpublic information you must not buy or sell Invitrogen stock, notes, or other securities.

• To determine what is “material nonpublic information,” ask: “Is it likely this information would be considered important by a reasonable investor?” Both positive and negative information can be material. Depending on the circumstances, it could include:

• Earnings information

• Information about a merger or acquisition

• Information about a favorable or unfavorable ruling by a regulatory agency

• Information about a breakthrough technology

• Actual or threatened litigation, or resolution of such litigation

• Material information is “nonpublic” if it has not been widely disseminated to the general public through a report filed with the Securities and Exchange Commission or through a major newswire or news service.

• No tipping – if you have material nonpublic information you must not pass that information on to others, or make “buy” or “sell” recommendations based on that information.

• Employees must not disclose material nonpublic information to non-employees, including family members. If any family member becomes aware of such information, the employee must ensure that the family member not trade in Invitrogen’s securities or pass the information on to anyone else.

• Employees must not disclose material nonpublic information even to other employees, except as necessary to carry on Invitrogen’s business.

• A person trading on material nonpublic information may be subject to serious civil and/or criminal sanctions and is subject to discipline by the Company (including termination for cause). Even the appearance of impropriety could impair investor confidence in Invitrogen; therefore extreme care must be taken to avoid even inadvertent violations.

• To protect the Company, its employees and others (e.g., their families), Invitrogen has a policy that anyone who is likely to be an “insider” may only buy or sell Invitrogen stock during set time periods called “open trading windows.” All employees on the insiders list are notified by the Company.

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• Insiders must refrain from selling any Company securities he or she does not own (i.e., “short selling”), or engaging in any other transaction that includes a short sale as an element of the trade (such as a “hedge” or a “collar” involving a short sale).

• Certain insiders have also been notified that they are subject to the requirements of Section 16 of the Securities Exchange Act of 1934. Under the Company’s Section 16 Reporting Policy these employees must get pre-approval for trades in the Company’s securities and notify the Company’s Form 4 Team on the day of any such trade.

• Employees must not post messages regarding the Company on internet message boards or in “chat” rooms.

Practical Examples

The Issue. Halfway through the third quarter a member of the Finance Department learns that the quarterly revenues in Europe are far ahead of projections. He advises his wife to purchase more shares of Invitrogen stock. Is this against The Protocol?

The Protocol. First, because it is early in the quarter, the employee would likely not be subject to a closed trading window. Second, it is possible that this information about European sales is not material, depending on results in the U.S., Asia-Pacific, etc. If, however, the revenues in Europe were far enough ahead of schedule that a reasonable investor would be affected by this news in making an investment decision, the information could be material. If so, the employee could be guilty of illegal tipping, and his wife could be guilty of insider trading if she purchases Invitrogen stock.

The Issue. An Administrative Assistant working in Investor Relations learns that the Company has received a takeover offer from another company at a price well in excess of the Company’s current trading price. The general public does not know about the takeover offer. The Administrative Assistant is subject to the trading window rules and knows she cannot buy Invitrogen stock. She informs another employee, however, of the pending offer, and that employee buys 100 shares of Invitrogen stock.

The Protocol. Any employee can be deemed an “insider” for a limited period of time with respect to specific material nonpublic information, even though he or she is not an officer or director. In this case the information would clearly be important to a reasonable investor, so it is material. The administrative assistant violated the Company’s Insider Trading Policy by telling the other employee about the offer. Neither the Administrative Assistant nor the other employee should trade in the stock while this information is not public.

Additional Reference Materials

Insider Trading Policy

Section 16 Reporting Policy

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Conflicts of Interest

Summary

Employees must ensure that their personal financial and other interests and loyalties are not in conflict with Invitrogen’s interests. To ensure compliance with this rule, employees should not engage in any activity or relationship that even appears to present a conflict of interest, unless it is disclosed as described below and is determined not to be detrimental to Invitrogen’s interests.

Basic Principles

Conflicts of interest can appear in many contexts. The following is a list of examples that could, depending on all the facts and circumstances, constitute improper conflicts of interest:

• Business Transactions. Entering into a business transaction between Invitrogen and a business in which the employee or member of the employee’s family has an economic interest. The term “business transaction” includes making purchases, leases or sales of supplies, equipment, and other property; providing services; and entering into contracts.

• Stock Ownership. Having an economic interest in a competitor, other than owning securities of a competitor indirectly through a mutual fund. (Be aware that ownership of securities by your family member might also cause a conflict of interest. Also, if an investment becomes subject to these conflict rules as a result of changes in circumstances – for example, we acquire a new business and hence new competitors – you should sell the securities of any such new competitor that you own or contact the General Counsel to discuss other means of handling the conflict.)

• Competition. Providing service to a competitor, supplier, or customer as a director, officer, employee, partner, agent, or consultant.

• Corporate Business Opportunities. Depriving Invitrogen of a business opportunity, or diverting a business opportunity to the employee’s own benefit.

n If you become aware of a business opportunity that you would like to pursue personally and Invitrogen might have an interest in pursuing the same opportunity, then you must first inform your supervisor and the General Counsel of this opportunity in writing. The Company will advise you if it is interested in the business opportunity. If Invitrogen is unwilling or unable to pursue it, you may pursue the opportunity, provided that doing so will not violate any other provision of The Protocol.

• Loans. Accepting loans from financial institutions that do business with the Company on terms that are not generally available to the public.

• Use of Company Property. Using Company property or other resources for personal benefit.

• Improper Gifts

n Accepting a gift from a vendor or other party seeking to do business with the Company, if accepting the gift would be likely to interfere with the employee’s impartial judgment in the performance of his or her duties.

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D It is generally acceptable to engage in social activities that are typically associated with proper business relationships. These include common forms of entertainment, such as dining and sporting events. It is also generally acceptable to receive gifts of modest value.

D Employees should use common sense and good judgment in determining what is permissible, and if in doubt should consult their supervisor or the General Counsel.

n Giving a gift of more than modest value to any person with whom the employee does business on behalf of Invitrogen, or to any member of the family of any such person, if the gift might reasonably be viewed as being a reward for doing business with Invitrogen.

D Promotions that are announced publicly and are available to customers generally are not prohibited – provided, that any promotion for government customers is approved as provided in the Government Contracts Compliance Manual.

D Paying the cost for a non-government customer to attend or participate in a sporting event, concert, or other entertainment event, paying for a meal with a customer, paying the expenses for a customer to attend a scientific seminar, and similar activities will not generally be deemed to be providing a “gift” in violation of this policy. Employees should ensure, however, that any such activity does not conflict with the internal ethical rules of the customer’s employer.

n Offering gifts to government employees or accepting gifts from government employees is either prohibited or severely restricted, as described in the Government Contracts Compliance Manual.

Disclosure and Evaluation Process. If you are in doubt about a potential conflict of interest, you should discuss the situation with your supervisor. The supervisor is responsible for raising the issue with the appropriate Business Segment leader and the General Counsel to reach a joint decision on the matter. The CEO is responsible for reviewing potential conflicts of interest involving the CEO’s direct reports, and the Audit Committee of the Board is responsible for reviewing potential conflicts involving the CEO. Depending on all the facts and circumstances, the reviewing party might determine that a relationship or transaction that includes a potential conflict of interest is not detrimental to the Company and is therefore acceptable. Such relationships or transactions are prohibited, however, unless they have been approved in this manner.

Practical Examples

The Issue. As part of her job, an employee negotiates and signs contracts for facilities-related services for the Company. After a big storm she learns that there is a leak in the roof that is causing water damage within the facility. She wants to get it repaired quickly and knows that her brother-in-law has a construction company that could repair the leak quickly, professionally, and at a reasonable price. Can she hire his company to do this repair work?

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The Protocol. She should disclose this conflict of interest to her supervisor and get approval from the Business Segment leader and the General Counsel prior to proceeding. The employee, supervisor, and Business Segment leader should take steps to confirm that the transaction is on arm’s length terms and is in the best interests of the Company.

The Issue. An employee in the Finance Department is responsible for establishing banking relationships with local financial institutions. A local banker calls him and asks him to lunch. Over lunch the bank officer describes the benefits of their corporate banking services and offers to install an ATM machine for employees in the Company’s facility. As they are leaving the restaurant, the banker mentions to the employee that he has quite a bit of discretion in setting mortgage lending rates for preferred customers and asks if the employee has considered refinancing his home mortgage. The employee wonders if he can accept this offer. Then he starts wondering whether he should even have attended the lunch. He decides to ask his supervisor.

The Protocol. Good decision. Although having a lunch paid for by a supplier is generally considered a legitimate business activity, receiving the mortgage loan under these circumstances would likely be a violation of The Protocol.

Additional Reference Materials

Government Contracts Compliance Manual

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Communications

Summary

Invitrogen provides the use of computers (including computer software), voice mail, electronic mail (e-mail), and the Internet to certain employees for the purpose of achieving Invitrogen’s business objectives. Employees must use these resources responsibly and in accordance with all legal requirements. Communications with the media are limited to specific, designated employees.

Basic Principles

Electronic Communications

• Invitrogen has the right to access, reprint, publish, or retain any information created, sent, or contained in Invitrogen’s computer or e-mail systems or any Company machine or equipment.

• Some incidental, personal use of these systems is permitted, such as during an employee’s personal time. However, abuse of this privilege or using e-mail or the Internet for any purpose that is contrary to ethical or lawful conduct is expressly prohibited.

• Actively acquiring or sending any information that is offensive, defamatory, or harassing (including sexually oriented material or material that is discriminatory) is strictly prohibited.

• Employees must respect the computer software rights of other companies. Much of the computer software used at Invitrogen was created and copyrighted by other companies and may be subject to nondisclosure restrictions. Invitrogen does not usually own software created by other companies but receives and uses the software under license agreements. Reproducing software without authorization may violate these agreements and the U.S. copyright laws. No employee should make copies, resell or transfer software created by another company unless it is authorized under the applicable software license agreement.

Communications with the Media

As a publicly traded company, Invitrogen must exercise caution in reporting information about the Company to the public and the media to ensure that all applicable legal requirements are satisfied. Therefore, communications with the media, the issuance of press releases, and similar investor relations or public relations activities are limited to specific individuals, as provided in the Company’s External Communications Policy. Other employees are prohibited from engaging in such activities.

Practical Examples

The Issue. Michael works in a smallish cubicle secluded somewhat from other workers. On his lunch break he likes to surf the Internet and interacts with his friends outside the

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Company regarding cool stuff he uncovers. He receives e-mails from his friend Andre that occasionally include pornographic attachments. Michael sometimes saves these images and shows them to his friend Daniel, who finds them to be funny and not offensive. Has Michael violated The Protocol?

The Protocol. Yes. Although limited use of the computer and internet during personal time is acceptable, it is against Company policy to download pornographic images onto the Company’s computer system. For his part, Daniel also should not have tolerated the storing or display of such images at the Company.

The Issue. An employee in Technical Service earns extra income at night by designing websites for small businesses. She uses her own computer at home for this work, but prints business cards with her Invitrogen contact information for her customers to reach her. Occasionally, if one of her customers has an emergency, she uses Invitrogen computer equipment during business hours to work on an update to her customers’ websites. Is that OK under The Protocol?

The Protocol. The employee is not violating The Protocol when she works for her customers after hours, because her business does not compete with Invitrogen. However, she should not use Invitrogen telephones for her business calls and Invitrogen computer equipment for her personal business.

Additional Reference Materials

Electronic Communications Policy

Policy On Handling Proprietary Information Of Third Parties

External Communications Policy

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Transacting International Business

Summary

We are committed to complying with applicable laws in all countries where Invitrogen and its subsidiaries do business. Because our parent company (Invitrogen Corporation) is organized and headquartered in the United States, we must follow certain U.S. legal requirements in conducting our business in other countries. In some cases the laws of one country may conflict with U.S. law, and local customs and practices may also vary from country to country. Our policy is to comply with U.S. law or with applicable law in the countries where we do business, whichever is more stringent.

Basic Principles

Doing Business In New Foreign Countries

• Establishing Invitrogen operations in any new country may carry important legal and tax implications.

• Therefore, no employee should expand Invitrogen’s operations or distribution network into any new foreign country without prior consultation with Invitrogen’s General Counsel.

Foreign Corrupt Practices Act

• The U.S. Foreign Corrupt Practices Act, or FCPA, prohibits payments to foreign officials for the purpose of obtaining or retaining business.

• The FCPA applies to Invitrogen, any of its employees, and anyone acting on its behalf.

• It is a felony under the FCPA to give, offer, promise, or authorize a payment to a foreign official, foreign political party or official thereof, or any candidate for foreign political office, in connection with obtaining or retaining business.

• It is also illegal under the FCPA to pay a commission agent, sales representative or consultant if you know or have a firm belief that the payment will be used to influence a government official to obtain or retain business.

• The FCPA also requires the Company to maintain a system of accounting that ensures accurate and complete records of all its financial transactions.

Antiboycott Laws

• In response to the Arab countries’ boycott of Israel, the U.S. years ago enacted the so-called “antiboycott laws.” In general, these laws:

n prohibit us from refusing to do business with any person because of such a boycott;

n prohibit us from furnishing any information to any boycotting country or to companies in a boycotting country, relating to Invitrogen’s dealings or lack of any dealings with Israel or any other boycotted nation; and

n require us to report the mere request for such information to the government.

Export Controls

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• All products and technology exported by Invitrogen from the United States to another country must either be covered by an export license or a license exception.

• The definition of “export” under these laws is very broad. It obviously includes the shipment of products, but it can also include technical conversations with a citizen of another country, even though that conversation takes place entirely within the United States.

• Invitrogen employees involved in export business must be alert to situations in which inaccurate information is furnished about the ultimate destination or use of our products and for “red flags” that might indicate our products could be diverted to an improper destination, end-user, or end-use. For example, Invitrogen cannot export a product if it knows or has reason to know that the product will be used in prohibited nuclear, missile, biological, or chemical weapons proliferation activities. It is critical that all employees be sensitive to these issues and report any concerns they may have.

• Export control regulations are complex. It is critical that all employees involved in export transactions understand these laws and comply strictly with Invitrogen’s Export Policies and Procedures. If there is any doubt about any matters relating to export controls, you should make sure to consult Invitrogen’s General Counsel or Regulatory Counsel before taking any action involving a foreign person or company.

Embargoed Countries And Blocked/Denied Persons

• U.S. law prohibits U.S. companies and their foreign subsidiaries from transacting business with Cuba, Iran, Libya, and Sudan, as well as certain entities and individuals who are engaged in terrorism or drug trafficking. There are also special restrictions on transactions with certain companies or government entities in Russia, China, India, Israel and Pakistan.

• These restrictions change from time to time. For a current list of prohibited countries, please refer to the Legal Department section of the Company’s intranet or contact Invitrogen’s General Counsel.

• As part of our compliance program, we have designated specific individuals as export compliance representatives. These individuals can serve as a resource for you on export compliance issues at your site. They must be familiar with the list of countries, entities, and individuals with whom trade is restricted or prohibited and must train appropriate employees on these restrictions and prohibitions. They are identified on the Legal Department section of the intranet.

Customs Laws And Regulations

• When we import merchandise into the United States and other countries, we must comply with all applicable customs laws and regulations. These generally require us to provide accurate information to the customs agency for all import transactions, pay all duties and charges owed, and maintain all records required by customs law.

• Invitrogen employees involved in import operations must be familiar with the relevant provisions of the law, regulations, rulings, tariff schedules and decisions applicable to Invitrogen’s importing operations. These employees must also be familiar with the terms of import transactions, and with the description, use, valuation, and country of origin determination of the merchandise imported by Invitrogen.

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Practical Examples

The Issue. An employee in a jurisdiction outside of the U.S. is a long-term family friend of the purchasing agent of one of the Company’s customers, a government research lab. The purchasing agent’s daughter is getting married, and the employee would like to give her an expensive gift. Can he do so?

The Protocol. Probably not. For an employee of a U.S. Company such as Invitrogen to give a gift to a family member of a customer in these circumstances could be a violation of U.S. law or the law of the local country. The employee should review the specific facts of the case with the Company’s General Counsel.

The Issue. An employee in Scotland is negotiating the terms of a supply agreement with a customer in the Middle East. The draft form of agreement provided by the customer includes a representation by Invitrogen that it has not done business with Israel in the last 5 years. The employee knows that the Company cannot accept such language, so she gets it removed from the contract and proceeds with the transaction. Has the employee complied with The Protocol?

The Protocol. Not entirely. U.S. law requires that U.S. companies report requests for information related to the boycott of Israel or another country. Employees must always be alert to boycott clauses in contracts or requests for boycott-related information, which are commonplace in supply contracts as well as letters of credit and shipping documents, and report them promptly to the Legal Department.

The Issue. An employee receives an order for a large amount of product from an individual first-time customer who is living in a country where Invitrogen has not done significant business previously and which is adjacent to an embargoed country. Can the employee fill the order?

The Protocol. Although this transaction might not technically violate The Protocol or the Company’s Export Policies and Procedures, it clearly raises red flags that this product could be going ultimately to a denied party or embargoed country. The employee should consult with the Company’s Regulatory Counsel or General Counsel before proceeding.

Additional Reference Materials

Foreign Corrupt Practices Act Compliance Policy

Antiboycott Policies and Procedures

Export Policies and Procedures

Customs Compliance Policy

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Environmental Stewardship and Workplace Safety

Summary

We are committed to compliance with all applicable environmental, health, and safety laws and our related policies. We conduct our business in a manner designed to protect the environment and the health and safety of our employees, customers, and the people in the communities where we operate. Every employee is responsible for assuring that we conduct our business in a manner consistent with this commitment.

Basic Principles

Environment

•  We expect employees to be proactive in compliance with environmental laws and regulations. We seek continual improvement of management systems for compliance and risk control, and support these actions by ongoing auditing and corrective action programs.

Health and Safety

•  Invitrogen is subject to a variety of regulations concerning health and safety. We have developed detailed policies and procedures addressing these issues and conduct regular training and auditing relating to health and safety compliance. Every Invitrogen employee is responsible for ensuring that both the letter and the spirit of these policies and procedures are fully implemented. Employees should promptly inform higher management of any suspected compliance deficiencies and any health, safety, or environmental incident, such as an accident or release of hazardous materials.

Alcohol and Drugs

•  Employees are required to abide by all applicable laws and regulations relating to the possession or use of alcohol and drugs. We strictly prohibit the possession, use, sale, purchase, or transfer of illegal drugs (which includes having such drugs in your body) on Invitrogen’s premises. This same prohibition applies if you are on the job for Invitrogen at a location other than Invitrogen’s facilities.

Practical Examples

The Issue. Company policy and safety regulations require the guarding of pinch points and moving parts of machines that may cause bodily injury to affected employees. New packaging equipment was installed with guarding to protect the operator from hazards created by rotating parts. Peter, the operator, asked Laura, the maintenance employee to remove the guards because he felt productivity could be improved by reaching into the machine to retrieve the parts quicker. Laura removes the guards and throws them in the dumpster.

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The Protocol. Peter and Laura are violating The Protocol and are subject to disciplinary action. Workplace safety requires the employer to determine the type of safeguarding that is needed to protect employees from machine hazards while maintaining the efficient operation of their equipment. Peter, the operator, may think he can move faster than the rotating part, but he is putting himself and coworkers at risk. The issue is not whether someone can get away with a potentially dangerous activity once or even several times, but whether, over time, someone may be injured by the practice.

The Issue. Abdul is an engineer in the manufacturing facility. He designs a system to reduce air emissions by 25% on a new production process. In the course of researching emission controls, Abdul realizes that a somewhat more expensive unit using better technology could reduce emissions by 85% — well below regulatory requirements. Rather than informing his manager of his findings or spending the extra time and money necessary to develop the more effective unit, he sticks with the original design.

The Protocol. Abdul’s actions are not in keeping with the spirit of The Protocol. Invitrogen seeks to be proactive in reducing the Company’s effect on the environment. At a minimum, Abdul should have discussed the alternative method with his supervisor and jointly considered the relative cost and benefit of the alternative method and impact on the air permitting process.

The Issue. Francisca, a laboratory technician, develops a new process that generates waste that is a mixed radioactive waste and flammable liquid. She meets with the EHS Manager and learns that the waste is hazardous and must be collected and transported to a treatment facility. The cost to manage this waste stream is $1,000 for a 55-gallon drum. She shares this information with Leslie, her supervisor. Leslie tells her the department has not budgeted for this and instructs Francisca to dilute the waste with water and dump it down the drain. Francisca lets her supervisor know she believes this is violation of environmental laws and suggest they both meet with the EHS Manager to get a better understanding of the requirements. Leslie agrees and sets up the meeting.

The Protocol. Francisca raised her concern appropriately and avoids unlawful discharge of a hazardous waste that could harm the environment.

Additional Reference Materials

Environmental, Health & Safety Policy

Policies Relating to Drug Free Work Place

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Working with Governments

Summary

Invitrogen conducts business with the U.S. government and with many federal, state and local governments or government agencies worldwide. Invitrogen and its employees must observe special legal and regulatory requirements when doing business with governments.

Basic Principles

Bribery, Kickbacks, or Other Improper Payments

• Bribery, kickbacks or other improper payments have no place in Invitrogen’s government contracting or other business. All employees who come into contact with government officials must maintain the highest professional standards. Employees should never offer anything of value to such officials to obtain a particular result for Invitrogen. Bribery of government officials can lead to criminal penalties. Invitrogen’s Government contracts also prohibit the making of payment to Government employees or employees of other contractors in a variety of different situations.

Political Contributions

• The laws of the United States and of many states prohibit, restrict or regulate political contributions by corporations in connection with political campaigns of candidates for public office. As a matter of policy, Invitrogen will not, directly or indirectly, make political contributions. All employees of Invitrogen are required to comply fully with such laws and this provision. These restrictions are not intended to limit the right of individuals to participate in the political process and to make individual contributions.

Government Contracts

• Employees who directly or indirectly support Invitrogen’s government contracts must take all necessary steps to comply with Invitrogen’s government contracts, the Company’s Government Contracts Compliance Manual, and all related laws and regulations. Any failure to do so can have serious consequences for the employee and Invitrogen, including criminal prosecution and/or suspension and debarment from participation in government contracts.

Government Investigations

• It is our policy to cooperate fully with government investigations, and it is important that Invitrogen and its employees be properly represented by legal counsel in these circumstances. If you believe that a government investigation or inquiry has begun, you should immediately contact Invitrogen’s General Counsel. Of course, this policy does not cover Invitrogen’s routine dealings with the government (e.g., tax audits, audits from Labor Department personnel, or health, safety, and environmental inspections).

• Sometimes it is difficult to tell when a routine government audit or inspection graduates into a government investigation. In case of any doubt, employees should consult with Invitrogen’s General Counsel. Appropriate handling of government investigations is very

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important for Invitrogen, for management, and for all employees. Virtually all of the federal laws and regulations covering Invitrogen’s business – including antitrust, securities, OSHA, environmental, food and drug, government procurement, tax, and financial disclosure – contain civil and criminal penalties. Both types of penalties apply to companies and to any individuals within a company who violate the law.

Prohibited Actions in a Government Investigation:

n Destroying company documents in anticipation of a request for those documents from any government agency or a court.

n Altering Company documents or records.

n Lying or making any misleading statements to any government investigator.

n Attempting to cause any other Invitrogen employee, or any other person, to fail to provide information to any government investigator or to provide any false or misleading information.

Should any government inquiry arise through the issuance of a written subpoena or written request for information (such as a Civil Investigative Demand), such request should immediately, and before any action is taken or promised, be submitted to Invitrogen’s General Counsel.

Practical Examples

The Issue. A Regional Sales Manager meets with representatives from the U.S. NIH regarding the potential for Invitrogen to supply large quantities of custom media for use in a new cancer research project. The representatives from NIH ask the Regional Sales Manager for a price quote.

The Protocol. The Regional Sales Manager should contact the Director of Government Contracts to discuss issues related to this government contract. The Director of Government Contracts could determine whether the order could be made under Invitrogen’s existing government contracts and whether special pricing rules apply.

The Issue. An accounts receivable clerk receives an inquiry from an individual claiming to be an agent for the Department of Homeland Security seeking records of purchases by several researchers at one of Invitrogen’s customers. Should the clerk forward the records as requested?

The Protocol. The clerk should contact the Legal Department immediately so that relevant legal issues can be considered and to facilitate proper assistance to the government. The clerk should NOT destroy any documents or email related to the customer accounts requested by the agent.

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Additional Reference Materials

Government Contracts Compliance Manual

External Communications Policy

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Implementation

General Compliance Obligations. All employees, officers, and directors of Invitrogen and its subsidiaries are required to comply with the Protocol and related policies and procedures. Failure to comply can result in disciplinary action up to and including termination of employment. In addition, violations of The Protocol or company policy could be against the law and could result in criminal or civil penalties.

We do not expect you to become a legal expert as a result of reading this Guide. We do, however, expect you to comply with The Protocol, to be generally aware of certain laws and regulations, and to recognize sensitive issues. Most important, we expect you to seek advice when necessary. Remember, it is always better to ask questions first so that problems can be avoided later.

Compliance with The Protocol is a key factor in performance evaluations. In this context you should think of “compliance” in broad terms. It obviously includes abiding by the specific rules in The Protocol and other Company policies. But it also includes exercising leadership to help create a culture of compliance. It includes reporting violations if they occur, ensuring that there is no retaliation against employees for reporting violations, and cooperating in any investigations that are needed.

Initial Employee Certification. Each new employee is required to sign an Initial Employee Certification in the form printed below.

Invitrogen’s Guide to Integrity

Initial Employee Certification

I acknowledge that I have received, read, and understood The Invitrogen Protocol – Our Guide to Integrity. I agree to comply with the policies described in The Protocol and understand that failure to do so can result in disciplinary action up to and including dismissal as well as other legal penalties. If I have a concern about a possible violation of The Protocol or other Company policy I will raise the concern in a manner described in The Protocol.

Signature

Date

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Annual Certifications. Once during each calendar year, all employees shall complete an appropriate acknowledgement form, as revised from time to time by Invitrogen’s Compliance Officer, and return it to the Compliance Officer.

The Compliance Officer shall review each violation of The Protocol reported on an annual acknowledgement form, make a report to the Audit Committee about those violations, and ensure that proper remedial actions are taken.

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Leadership Obligations. It is crucial that all leaders in the Company promote The Protocol within the groups you lead. We expect all employees in leadership roles to help build an environment in which compliance is part of the fabric of the Company. You should implement operating mechanisms designed to identify potential compliance problems in advance, train employees on compliance issues, and audit for compliance in your areas of responsibility. Personally lead compliance and ethics training. Incorporate compliance into performance reviews and employment decisions. And be sure to recognize and reward employees for acting with integrity and complying with The Protocol.

If you become aware of risks or potential violations of The Protocol, communicate these matters as described in the section titled “Protocol for Raising Concerns,” above.

Site Leaders. Each site leader should identify to employees at the site an ombudsperson to receive reports from employees concerning compliance issues. It is the site leader’s responsibility to help employees understand that the ombudsperson is available for them and that reports to the ombudsperson will not result in retaliation.

Human Resources. The HR Department must provide all employees with a copy of this Guide and ensure that all new employees sign a Personal Commitment to Integrity when they join the Company. HR will provide support for the annual certification process, as appropriate, and make sure that compliance with The Protocol is one part of annual employee performance evaluations.

Corporate Communications. The Corporate Communications Department will work creatively with the Compliance Officer to ensure that this Guide and the reporting mechanisms embodied in it are effectively communicated throughout the Company by all appropriate media.

Compliance Officer. Invitrogen’s Compliance Officer will provide general oversight and direction for the Company’s compliance programs. As part of that function, the Compliance Officer is responsible for developing and implementing with assistance from Internal Audit an appropriate audit program for compliance with The Protocol, related policies and procedures, and this implementation procedure. The Compliance Officer will make periodic reports to Invitrogen’s Audit Committee on the status of the Company’s compliance programs.

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Index

Alcohol	32
Antiboycott Laws	28
Antitrust	16
Boycotts	16, 28
Bribery	34
Business Transaction Conflicts	24
Certification Form	39
Commitment to Integrity	12
Communications	26
Competition Laws	16
Compliance Officer	40
Conflicts of Interest	24
Corporate Opportunities	24
Corporate Communications	40
Customs Laws	29
Data Integrity	19
Discrimination	13
Diversity	13
Drugs	32
Electronic Communications	26
E-mail	26
Embargoed Countries, Denied Parties	29
Employment Law	13
Environmental Law	32
Export Controls	29
Financial Records	19
Foreign Corrupt Practices Act	28
Gifts	24, 25
Government Contracts	19, 25, 34
Government Investigations	34
Harassment	13
Health	32
Helpline	3, 9
Human Resources	40
Implementation	39
Insider Trading	21
International Business	28
Internet Use	26
Leadership Obligations	40
New Foreign Countries	28
Political Contributions	34
Press Releases	26
Privacy	13
Proprietary Information	19

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Record Keeping	19
Reporting Concerns	9
Retaliation (policy against)	9
Safety	32
Site Leaders	40
Software	26
Stock Ownership	24
Voice Mail	26
Workplace	13